Exhibit 99.1

ISLE OF CAPRI CASINOS, INC. ANNOUNCES

FISCAL 2013 SECOND QUARTER RESULTS

SAINT LOUIS, MO — November 29, 2012 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE) (the “Company”) today reported financial results for the second quarter of fiscal year 2013 ended October 28, 2012 and other Company-related news.

Consolidated Results

The following table outlines the Company’s financial results (dollars in millions, except per shares data, unaudited):

	Three Months Ended		Six Months Ended
	October 28,	October 23,	October 28,	October 23,
	2012	2011	2012	2011
Net revenues	$223.2	$231.4	$459.0	$459.0
Consolidated adjusted EBITDA (1)	38.7	41.9	83.7	80.7

Income (loss) from continuing operations	(4.3)	(1.0)	0.4	(3.6)
Loss from discontinued operations	(2.3)	(0.5)	(0.4)	(0.2)
Net income (loss)	(6.6)	(1.5)	—	(3.8)
Diluted income (loss) per share from continuing operations	(0.11)	(0.03)	0.01	(0.09)
Diluted loss per share from discontinued operations	(0.06)	(0.01)	(0.01)	(0.01)
Diluted income (loss) per share	(0.17)	(0.04)	—	(0.10)

Virginia McDowell, president and chief executive officer remarked, “The second quarter was a period of achievements and challenges. Similar to other regional gaming operators, we experienced softening net revenues during September and October. Cost containment efforts led to increased adjusted EBITDA and margins at several of our properties; however we could not overcome the softness in our Mississippi business.”

“We continue to be hampered by several factors in Mississippi which accounted for more than 150% of our year-over-year property adjusted EBITDA decline. Some of these factors, such as construction disruption in Vicksburg, will end in the coming weeks, however others related to market conditions and operations have the full attention and focus of our team.  The balance of our properties experienced an overall increase in adjusted EBITDA of 2.5%, while net revenue decreased 1.9%.

“Our new casino property in Cape Girardeau debuted on October 30, our rebranding project in Vicksburg is nearly complete and the renovation of the primary Lake Charles hotel tower will be complete by the end of December.  Additionally, we have begun construction on our Lady Luck Casino at Nemacolin Woodlands Resort in Pennsylvania. We are achieving our goals of renewing our asset base and restyling our customer experiences.”

Operating Results

Net revenues decreased $8.2 million during the period, to $223.2 million. Consolidated adjusted EBITDA decreased $3.2 million, or 7.6%, to 38.7 million. This decrease of $3.2 million is attributable to a decrease in adjusted EBITDA of $3.2 million at our Mississippi properties and a $1.0 million increase in corporate legal costs, which offset gains in adjusted EBITDA at several of our other properties.

Diluted loss per share from continuing operations for the quarter was $(0.11) compared to $(0.03) for the second quarter last year. The results for the current year were impacted by approximately $2.7 million in preopening costs associated with Cape Girardeau and $2.5 million of costs associated with the refinancing of our subordinated debt in July.  Before consideration of these items, diluted earnings per share from continuing operations for the quarter would have been break-even ($0.00).

As a result of efficiencies in marketing and cost containment efforts, we had favorable results at the following properties:

•                  Black Hawk — Adjusted EBITDA increased 2.2% to $7.7 million despite a decrease in net revenues of 3.9% to $30.7 million, resulting in margin improvement of nearly 150 basis points to 25%.

•                  Pompano — Despite the continued year over year impact of a major expansion at a competing facility, adjusted EBITDA increased $0.4 million while net revenues increased $0.8 million to $33.7 million. In addition, construction was completed to convert the buffet to a Farmer’s Pick® in mid-September.

•                  Quad Cities and Waterloo — Adjusted EBITDA increased a combined 5.2% to $13.9 million on increased revenues of 1.5% to $51.0 million, resulting in margin improvement of over 90 basis points to 27.2%.  The results were also favorably impacted by the successful implementation of Fan Club® in Waterloo and the introduction of our new Lone Wolf® Bar.

•                  Lake Charles — Adjusted EBITDA increased $0.3 million despite decreased net revenues of $2.9 million for the quarter. Results were negatively impacted by construction disruption associated with ongoing renovation of the entire hotel tower, which caused an average of approximately 20% of our total hotel rooms to be out of service during the quarter.

•                  Kansas City — Adjusted EBITDA remained flat at $4.1 million despite the impact of a new competitor in the market, which resulted in decreased revenues of $1.4 million.

Our Mississippi properties faced significant challenges during the quarter, which contributed to over 150% of our property adjusted EBITDA loss year over year.

In Vicksburg, our results were impacted by construction disruption associated with the on-going rebranding of the property to a Lady Luck® Casino, as we experienced an average of 200 to 400 slot machines out of service per day.  The results were also impacted by an overall market decline of 6% during the quarter.

In Natchez, our results were impacted by significant weather disruption and damage, where our boat was closed for four days due to a storm that caused meaningful decreased patron count for approximately one month.  In addition, the adverse weather conditions damaged each of the three entrances to the facility as well as some infrastructure components.  The facility continues to face extraordinarily low river levels, causing our boat to nearly sit on the bottom of the river, which has severely impacted the entrance and overall customer experience. We are committed to mitigating the damage done to our facility, but we expect business to suffer until water levels return to a reasonable level in this section of the Mississippi River. Additionally, pending regulatory approval, a new competitor facility is expected to open in the market before the end of the year.

In Lula, the market changes that occurred following the flooding in last fiscal year have not improved.  The market continues to decline, as customers continue to patronize the facilities in the Memphis and Little Rock areas that benefitted from the prior year’s flooding.  We are pursuing financial improvements through cost savings and operational consolidations.

Corporate Expenses and Other Items

Corporate and development expenses were $10.8 million for the quarter, an increase of $1.5 million compared to prior year.  Included in the results for the fiscal 2013 quarter are $1.5 million in refinancing related costs and $1.0 million in increased legal costs offset by lower insurance costs and stock compensation expenses.

Non-cash stock compensation expense was $1.5 million for the quarter compared to $2.3 million in the second quarter of fiscal 2012.

Preopening costs associated with Cape Girardeau were $2.7 million.

Discontinued Operations

Included in discontinued operations are the operating results of our Biloxi property approximately $2.1 million of charges related to Hurricane Isaac for costs incurred and a credit against the purchase price to satisfy our obligation to repair the property, as required by the purchase agreement.

Development

We have begun preliminary demolition in advance of construction of Lady Luck Casino at Nemacolin Woodlands Resort. We currently expect to open Lady Luck Nemacolin during summer 2013. The facility is planned to include 600 slot machines, 28 table games, an Otis & Henry’s Bar & Grill, and a Lone Wolf Bar.  The Company currently expects the total project to cost approximately $57 million to $60 million, including the $12.5 million license fee.  Several aspects of the project are currently out for bid and we expect to get firm pricing on those over the next few weeks.

In Vicksburg, our Lady Luck rebranding project is complete, and we will hold our grand re-opening ceremony tomorrow.  The property is a fully-branded Lady Luck casino, as we have greatly enhanced the exterior and interior, completed the renovation of the casino floor and have introduced an Otis & Henry’s Bar & Grill and a Lone Wolf Bar.  The property also has implemented our Fan Club® program.

Capital Structure

As of October 28, 2012, the Company had $75.5 million in cash and cash equivalents, $1.18 billion in total debt and $199 million in net line of credit availability.

Second quarter capital expenditures were $46 million, of which $32 million related to Cape Girardeau, and $14 million at our existing properties. The Company expects capital expenditures to be approximately $80 million to $90 million for the balance of the fiscal year, including maintenance capital, final costs in Cape Girardeau and construction costs in Nemacolin of approximately $20 million to $30 million.

Conference Call Information

Isle of Capri Casinos, Inc. will host a conference call on Thursday, November 29, 2012 at 10:00 am central time during which management will discuss the financial and other matters addressed in this press release.  The conference call can be accessed by interested parties via webcast through the investor relations page of the Company’s website, www.islecorp.com, or, for domestic callers, by dialing 877-917-8929.  International callers can access the conference call by dialing 517-308-9020.  The conference call reference number is 311019. The conference call will be recorded and available for review starting at noon central on Thursday, November 27, 2012, until 11:59 pm central on Tuesday, December 6, 2012, by dialing 866-463-2179; International: 203-369-1376 and access number 7007.

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc. is a leading regional gaming and entertainment company dedicated to providing guests with exceptional experience at each of the 15 casino properties that it ownsand operates, primarily under the Isle and Lady Luck brands.  The Company currently owns and operates gaming and entertainment facilities in Mississippi, Louisiana, Iowa, Missouri, Colorado and Florida. We are developing a new facility at the Nemacolin Woodlands Resort in Western Pennsylvania.  More information is available at the Company’s website, www.islecorp.com.

Forward-Looking Statements

This press release may be deemed to contain forward-looking statements, which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, weather, permits, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects, is included in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

CONTACTS:

Isle of Capri Casinos, Inc.,

Dale Black, Chief Financial Officer-314.813.9327

Jill Alexander, Senior Director of Corporate Communication-314.813.9368

###

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	October 28,	October 23,	October 28,	October 23,
	2012	2011	2012	2011
Revenues:
Casino	$234,648	$239,707	$484,917	$474,934
Rooms	8,328	8,419	16,958	16,891
Food, beverage, pari-mutuel and other	30,437	30,723	63,243	60,350
Insurance recoveries	—	111	—	111
Gross revenues	273,413	278,960	565,118	552,286
Less promotional allowances	(50,206)	(47,534)	(106,088)	(93,256)
Net revenues	223,207	231,426	459,030	459,030
Operating expenses:
Casino	36,802	38,172	75,298	74,143
Gaming taxes	58,619	59,435	120,247	118,952
Rooms	1,781	1,929	3,554	3,848
Food, beverage, pari-mutuel and other	9,217	9,590	19,321	19,543
Marine and facilities	13,888	14,933	27,588	29,059
Marketing and administrative	56,464	58,594	114,420	115,541
Corporate and development	10,777	9,327	19,250	21,593
Preopening	2,654	27	3,341	63
Depreciation and amortization	16,850	19,646	33,672	38,822
Total operating expenses	207,052	211,653	416,691	421,564
Operating income	16,155	19,773	42,339	37,466
Interest expense	(21,985)	(21,877)	(42,416)	(43,702)
Interest income	131	192	306	435
Derivative income (expense)	176	260	310	29

Income (loss) from continuing operations before income taxes	(5,523)	(1,652)	539	(5,772)
Income tax (provision) benefit	1,182	622	(136)	2,183
Income (loss) from continuing operations	(4,341)	(1,030)	403	(3,589)
Income (loss) from discontinued operations net of income taxes	(2,312)	(427)	(395)	(191)
Net income (loss)	$(6,653)	$(1,457)	$8	$(3,780)

Income (loss) per common share-basic:
Income (loss) from continuing operations	$(0.11)	$(0.03)	$0.01	$(0.09)
Income from discontinued operations, net of income taxes	(0.06)	(0.01)	(0.01)	(0.01)
Net income (loss)	$(0.17)	$(0.04)	$—	$(0.10)

Income (loss) per common share-dilutive:
Income (loss) from continuing operations	$(0.11)	$(0.03)	$0.01	$(0.09)
Income from discontinued operations, net of income taxes	(0.06)	(0.01)	(0.01)	(0.01)
Net income (loss)	$(0.17)	$(0.04)	$—	$(0.10)

Weighted average basic shares	39,336,134	38,753,049	39,177,208	38,515,099
Weighted average diluted shares	39,336,134	38,753,049	39,192,075	38,515,099

ISLE OF CAPRI CASINOS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	October 28,	April 29,
	2012	2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$75,479	$94,461
Marketable securities	24,277	24,943
Accounts receivable, net	8,007	6,941
Insurance receivable	—	7,497
Income taxes receivable	4,723	2,161
Deferred income taxes	615	627
Prepaid expenses and other assets	28,550	18,950
Assets held for sale	45,557	46,703
Total current assets	187,208	202,283
Property and equipment, net	1,009,406	950,014
Other assets:
Goodwill	330,903	330,903
Other intangible assets, net	61,167	56,586
Deferred financing costs, net	18,246	13,205
Restricted cash	12,916	12,551
Prepaid deposits and other	7,469	9,428
Total assets	$1,627,315	$1,574,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$5,406	$5,393
Accounts payable	33,282	23,536
Accrued liabilities:
Payroll and related	37,043	38,566
Property and other taxes	25,168	19,522
Interest	14,099	9,296
Progressive jackpots and slot club awards	15,136	14,892
Liabilities related to assets held for sale	8,041	4,362
Other	40,777	40,549
Total current liabilities	178,952	156,116
Long-term debt, less current maturities	1,177,065	1,149,038
Deferred income taxes	35,804	36,057
Other accrued liabilities	32,162	33,583
Other long-term liabilities	16,489	16,556
Stockholders’ equity:
Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued	—	—
Common stock, $.01 par value; 60,000,000 shares authorized; shares issued: 42,066,148 at October 28, 2012 and 42,066,148 at April 29, 2012	421	421
Class B common stock, $.01 par value; 3,000,000 shares authorized; none issued	—	—
Additional paid-in capital	244,656	247,855
Retained earnings (deficit)	(26,650)	(26,658)
Accumulated other comprehensive (loss) income	(544)	(855)
	217,883	220,763
Treasury stock, 2,577,155 shares at October 28, 2012 and 3,083,867 shares at April 29, 2012	(31,040)	(37,143)
Total stockholders’ equity	186,843	183,620
Total liabilities and stockholders’ equity	$1,627,315	$1,574,970

Isle of Capri Casinos, Inc.

Supplemental Data - Net Revenues

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	October 28,	October 23,	October 28,	October 23,
	2012	2011	2012	2011
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$29,749	$32,617	$63,327	$68,541
Kansas City, Missouri	18,012	19,453	36,532	39,111
Boonville, Missouri	19,798	19,736	40,186	39,823
Bettendorf, Iowa	19,694	19,130	39,549	39,211
Marquette, Iowa	7,332	7,271	14,713	14,772
Waterloo, Iowa	20,925	20,601	42,337	41,101
Black Hawk, Colorado	30,670	31,905	62,023	63,266
Pompano, Florida	33,691	32,869	68,376	67,571
	179,871	183,582	367,043	373,396
Properties Impacted by Flooding
Natchez, Mississippi	5,962	7,036	12,963	11,061
Lula, Mississippi	12,772	14,213	27,403	23,965
Vicksburg, Mississippi	5,897	7,411	13,455	13,790
Caruthersville, Missouri	8,144	8,204	16,777	15,416
Davenport, Iowa	10,390	10,516	21,036	20,770
	43,165	47,380	91,634	85,002

Property Net Revenues before Other	223,036	230,962	458,677	458,398

Other	171	464	353	632

Net Revenues from Continuing Operations	$223,207	$231,426	$459,030	$459,030

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended October 28, 2012
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Preopening	Financing	Adjusted EBITDA
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$1,867	$2,310	$2	$—	$—	$4,179
Kansas City, Missouri	3,152	980	4	—	—	4,136
Boonville, Missouri	5,918	886	6	—	—	6,810
Bettendorf, Iowa	3,578	1,770	4	—	—	5,352
Marquette, Iowa	1,172	445	5	—	—	1,622
Waterloo, Iowa	5,218	1,165	6	—	—	6,389
Black Hawk, Colorado	5,435	2,210	14	—	—	7,659
Pompano, Florida	3,083	1,803	8	—	—	4,894
	29,423	11,569	49	—	—	41,041
Properties Impacted by Flooding
Natchez, Mississippi	118	359	5	—	—	482
Lula, Mississippi	(803)	1,702	6	—	—	905
Vicksburg, Mississippi	(860)	1,218	5	—	—	363
Caruthersville, Missouri	593	835	5	—	—	1,433
Davenport, Iowa	1,566	546	6	—	—	2,118
	614	4,660	27	—	—	5,301

Total Operating Properties	30,037	16,229	76	—	—	46,342
Corporate and Other	(13,882)	621	1,501	2,654	1,478	(7,628)
Total	$16,155	$16,850	$1,577	$2,654	$1,478	$38,714

	Three Months Ended October 23, 2011
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Preopening	Financing	Adjusted EBITDA
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$1,475	$2,355	$12	$—	$—	$3,842
Kansas City, Missouri	2,989	1,073	2	—	—	4,064
Boonville, Missouri	6,204	878	15	—	—	7,097
Bettendorf, Iowa	2,559	2,121	6	—	—	4,686
Marquette, Iowa	1,219	424	8	—	—	1,651
Waterloo, Iowa	4,529	1,644	12	—	—	6,185
Black Hawk, Colorado	4,460	3,023	11	—	—	7,494
Pompano, Florida	1,779	2,692	7	—	—	4,478
	25,214	14,210	73	—	—	39,497
Properties Impacted by Flooding
Natchez, Mississippi	1,114	374	8	—	—	1,496
Lula, Mississippi	354	1,671	16	—	—	2,041
Vicksburg, Mississippi	91	1,282	3	—	—	1,376
Caruthersville, Missouri	856	844	8	—	—	1,708
Davenport, Iowa	1,741	558	8	—	—	2,307
	4,156	4,729	43	—	—	8,928

Total Operating Properties	29,370	18,939	116	—	—	48,425
Corporate and Other	(9,597)	707	2,316	27	—	(6,547)
Total	$19,773	$19,646	$2,432	$27	$—	$41,878

Isle of Capri Casinos, Inc.

Reconciliation of Operating Income (Loss) to Adjusted EBITDA

(unaudited, in thousands)

	Six Months Ended October 28, 2012
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Preopening	Financing	Adjusted EBITDA
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$5,230	$4,422	$6	$—	$—	$9,658
Kansas City, Missouri	6,267	2,019	6	—	—	8,292
Boonville, Missouri	12,412	1,753	11	—	—	14,176
Bettendorf, Iowa	7,108	3,483	9	—	—	10,600
Marquette, Iowa	2,431	876	10	—	—	3,317
Waterloo, Iowa	10,132	2,657	11	—	—	12,800
Black Hawk, Colorado	10,843	4,358	24	—	—	15,225
Pompano, Florida	5,820	3,577	14	—	—	9,411
	60,243	23,145	91	—	—	83,479
Properties Impacted by Flooding
Natchez, Mississippi	961	827	10	—	—	1,798
Lula, Mississippi	304	3,425	11	—	—	3,740
Vicksburg, Mississippi	(265)	2,262	9	—	—	2,006
Caruthersville, Missouri	1,416	1,691	10	—	—	3,117
Davenport, Iowa	3,167	1,074	11	—	—	4,252
	5,583	9,279	51	—	—	14,913

Total Operating Properties	65,826	32,424	142	—	—	98,392
Corporate and Other	(23,487)	1,248	2,753	3,341	1,478	(14,667)
Total	$42,339	$33,672	$2,895	$3,341	$1,478	$83,725

	Six Months Ended October 23, 2011
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Preopening	Financing	Adjusted EBITDA
Properties Not Impacted by Flooding
Lake Charles, Louisiana	$5,934	$4,664	$31	$—	$—	$10,629
Kansas City, Missouri	6,179	2,012	7	—	—	8,198
Boonville, Missouri	12,522	1,756	34	—	—	14,312
Bettendorf, Iowa	5,533	4,150	11	—	—	9,694
Marquette, Iowa	2,512	856	15	—	—	3,383
Waterloo, Iowa	8,682	3,274	26	—	—	11,982
Black Hawk, Colorado	8,093	6,029	20	—	—	14,142
Pompano, Florida	4,699	5,325	12	—	—	10,036
	54,154	28,066	156	—	—	82,376
Properties Impacted by Flooding
Natchez, Mississippi	1,308	734	16	—	—	2,058
Lula, Mississippi	(234)	3,442	35	—	—	3,243
Vicksburg, Mississippi	56	2,551	3	—	—	2,610
Caruthersville, Missouri	1,051	1,629	16	—	—	2,696
Davenport, Iowa	3,433	1,122	16	—	—	4,571
	5,614	9,478	86	—	—	15,178

Total Operating Properties	59,768	37,544	242	—	—	97,554
Corporate and Other	(22,302)	1,278	4,137	63	—	(16,824)
Total	$37,466	$38,822	$4,379	$63	$—	$80,730

Isle of Capri Casinos, Inc.

Reconciliation of Income (Loss) From Continuing Operations to Adjusted EBITDA

(unaudited, in thousands)

	Three Months Ended		Six Months Ended
	October 28,	October 23,	October 28,	October 23,
	2012	2011	2012	2011
Income (loss) from continuing operations	$(4,341)	$(1,030)	$403	$(3,589)
Income tax provision	(1,182)	(622)	136	(2,183)
Derivative (income) expense	(176)	(260)	(310)	(29)
Interest income	(131)	(192)	(306)	(435)
Interest expense	21,985	21,877	42,416	43,702
Depreciation and amortization	16,850	19,646	33,672	38,822
Stock-based compensation	1,577	2,432	2,895	4,379
Preopening	2,654	27	3,341	63
Financing related	1,478	—	1,478	—
Adjusted EBITDA	$38,714	$41,878	$83,725	$80,730

(1)         Adjusted EBITDA is “earnings before interest and other non-operating income (expense), income taxes, stock-based compensation, preopening expense and depreciation and amortization.” Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry, 2) used as a component of calculating required leverage and minimum interest coverage ratios under our Senior Credit Facility and 3) a principal basis of valuing gaming companies. Management uses Adjusted EBITDA as the primary measure of the Company’s operating properties’ performance, and they are important components in evaluating the performance of management and other operating personnel in the determination of certain components of employee compensation.  Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP).  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA.  Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company.  A reconciliation of Adjusted EBITDA to income (loss) from continuing operations is included in the financial schedules accompanying this release.

Certain of our debt agreements use a similar calculation of “Adjusted EBITDA” as a financial measure for the calculation of financial debt covenants and includes add back of items such as gain on early extinguishment of debt, pre-opening expenses, certain write-offs and valuation expenses, and non-cash stock compensation expense. Reference can be made to the definition of Adjusted EBITDA in the applicable debt agreements on file as Exhibits to our filings with the Securities and Exchange Commission.